Exhibit 99.1


   Iron Mountain Incorporated Reports Second Quarter 2004 Financial Results

    * Total Revenues are $445 Million, Up 24%
    * Operating Income is $87 Million; Up 27%
    * Net Income is $0.17 per Diluted Share
    * Shredding Line Expanded in Canada with Acquisition of Proshred Security International, Inc.

    BOSTON, July 29 /PRNewswire-FirstCall/ -- Iron Mountain Incorporated (NYSE: IRM), the leader in records and information management services, today reported higher revenues and operating income for the quarter ended June 30, 2004. Net income for the quarter was $0.17 per diluted share.
    Iron Mountain's total consolidated revenues for the quarter ended June 30, 2004 grew to $445 million, an increase of 24% compared with the quarter ended June 30, 2003. For the quarter, storage revenues grew 22% and service revenues grew 26% compared to the prior year. Storage revenues, which are considered a key performance indicator for the records and information management services industry, are largely recurring since customers typically retain their records for many years. This marks the 62nd consecutive quarter for which the Company has reported increased storage revenues.
    For the second quarter of 2004, the storage and service revenue internal growth rates were 9% and 4%, respectively, yielding a total internal revenue growth rate of 7%. The storage internal growth rate continued to trend up as strong growth in the Company's digital services and certain international markets enhanced the solid growth rates posted by the core North American business units. Core services, led by Secure Shredding, grew at a rate of 7% compared to 2003 and complementary services were roughly flat to last year's levels due primarily to the absence of large special projects and lower product sales.
    Richard Reese, the Company's Chairman and CEO, stated, "The business is generally performing in line with our expectations. As with any portfolio of businesses and services, some performed better than others and we continue to be pleased with our newer investments in growth opportunities across geographies, such as Europe and Latin America, and service lines, such as secure shredding and digital services, all of which performed very well in the quarter."
    Operating income before depreciation and amortization ("OIBDA") was $127 million, or 28.6% of revenues, for the quarter ended June 30, 2004 compared to $99 million, or 27.7% of revenues, for the quarter ended June 30, 2003. See Appendix A at the end of this press release for a discussion of OIBDA and the required reconciliation to the appropriate GAAP measures.
    Operating income for the second quarter of 2004 was $87 million, or 20% of revenues, compared to $69 million, or 19% of revenues, for the same period in 2003. Net income for the quarter was $23 million, or $0.17 per diluted share, compared to $20 million, or $0.15 per diluted share, for the same period in 2003. All per share amounts have been adjusted to reflect the three-for-two stock split, effected in the form of a dividend, paid on June 30, 2004.
    Included in net income for the second quarter of 2004 is $5 million, or $0.02 per diluted share, of other expense, net comprised primarily of foreign currency related net losses due to the weakening of the Canadian Dollar against the U.S. Dollar in the second quarter. The net effect of the exchange rate fluctuations relative to the British Pound Sterling was less than $0.5 million due primarily to the implementation of our hedging strategy relative to that currency. Included in net income for the second quarter of 2003 is $5 million, or $0.02 per diluted share, of other income, net comprised primarily of a $19 million foreign currency gain, due primarily to the strengthening of the Canadian Dollar partially offset by $14 million of charges for the early extinguishment of debt related to the Company's 2003 refinancing activities.
    For the six months ended June 30, 2004, the Company reported total consolidated revenues of $879 million, an increase of 24% with storage revenues growing at 22% and service revenues growing at 25% compared to the prior year. For the six-month period, storage and service revenue internal growth rates were 8% and 5%, respectively, yielding a total internal revenue growth rate of 7%.
    OIBDA was $250 million, or 28.5% of revenues, for the six months ended June 30, 2004 compared to $202 million, or 28.4% of revenues, for the six months ended June 30, 2003.
    Operating income for the first six months of 2004 was $173 million, or 20% of revenues, compared to $141 million, or 20% of revenues, for the same period in 2003. Net income was $46 million, or $0.35 per diluted share, for the first six months of 2004, compared to $41 million, or $0.32 per diluted share, for the same period in 2003.
    Included in net income for the first six months of 2004 is $7 million, or $0.03 per diluted share, of other expense, net comprised of a $5 million foreign currency loss, due primarily to the weakening of the Canadian Dollar, and $2 million of charges for the early extinguishment of debt related to the Company's 2004 refinancing activities. Included in net income for the first six months of 2003 is $8 million, or $0.04 per diluted share, of other income, net comprised primarily of a $24 million foreign currency gain, due primarily to the strengthening of the Canadian Dollar and the British pound sterling partially offset by $16 million of charges for the early extinguishment of debt related to the Company's 2003 refinancing activities.
    Iron Mountain continued its acquisition strategy, opportunistically buying attractive businesses expanding its geographical footprint and records management product offerings and enhancing its existing operations providing the platform for future growth. Since the end of the first quarter of 2004, the Company has completed 13 acquisitions for total consideration of approximately $106 million. These acquisitions have expanded the Company's operations in important international markets (Germany, Chile), strengthened the Company's secure shredding business in Canada, California, Texas and Oregon, and opened secondary markets in Tennessee, Maryland and North Carolina. The Company also broadened its intellectual property protection business with the addition of domain name management services.

    Financial Performance Outlook
    The following statements are based on current expectations and do not include the potential impact of any future acquisitions. These statements are forward-looking, and actual results may differ materially. Please refer to the cautionary language included in this press release when considering this information. The Company undertakes no obligation to update this information (dollars in millions):

                                          Full Year Ending December 31, 2004
                         Quarter Ending
                       September 30, 2004    Previous           Current
                        Low       High   Low      High     Low    High
    Revenues            $450      $458 $ 1,750   $1,785    $1,765  $1,800
    Operating Income      87        91     333      352       335     354
    Depreciation &
     Amortization             ~41          162      158       163     159

    Capital Expenditures                   210      240       210     240


    Iron Mountain's conference call to discuss the second quarter 2004 financial results will be held today at 11:00 a.m. eastern time. In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its website at http://www.ironmountain.com. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the website and available for real-time viewing. The slide presentation and replays of the conference call will be available on the website for future reference.

    About Iron Mountain
    Iron Mountain Incorporated is the world's trusted partner for outsourced records and information management services. Founded in 1951, the Company has grown to service more than 200,000 customer accounts throughout the United States, Canada, Europe and Latin America. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services, and consulting - services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit http://www.ironmountain.com.

    Certain Important Factors
    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe-harbor created by such Act. Forward-looking statements include our third quarter and full year 2004 financial performance outlook and statements regarding our goals, beliefs, strategies, objectives, plans or current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) changes in customer preferences and demand for the Company's services; (ii) changes in the price for the Company's services relative to the cost of providing such services; (iii) the cost and availability of financing for contemplated growth; (iv) the Company's ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (v) in the various digital businesses in which the Company is engaged, capital and technical requirements will be beyond the Company's means, markets for the Company's services will be less robust than anticipated, or competition will be more intense than anticipated; (vi) the possibility that business partners upon which the Company depends for technical assistance or management and acquisition expertise outside the United States will not perform as anticipated; (vii) changes in the political and economic environments in the countries in which the Company's international subsidiaries operate; and
(viii) other trends in competitive or economic conditions affecting Iron Mountain's financial condition or results of operations not presently contemplated. Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    NOTE: Condensed Consolidated Financial Statements of Iron Mountain Incorporated follow.

                          Iron Mountain Incorporated
               Condensed Consolidated Statements of Operations
                 (Amounts in Thousands except Per Share Data)
                                 (Unaudited)

                            Three Months Ended          Six Months Ended
                                 June 30,                   June 30,
                             2003         2004          2003         2004
    Revenues:
     Storage              $208,969     $255,770     $411,800     $504,365
     Service and Storage
      Material Sales       150,301      189,640      299,281      374,967

      Total Revenues       359,270      445,410      711,081      879,332

    Operating Expenses:
     Cost of Sales
      (Excluding
       Depreciation)       162,032      200,827      322,183      399,137
     Selling, General
      and Administrative    96,134      118,488      187,290      230,948
     Depreciation and
      Amortization          30,765       40,363       60,714       77,643
     Loss (Gain) on
      Disposal / Writedown
      of Property, Plant and
     Equipment, Net          1,688      (1,134)           16      (1,014)

      Total Operating
       Expenses            290,619      358,544      570,203      706,714

    Operating Income        68,651       86,866      140,878      172,618

    Interest Expense, Net   36,397       42,659       71,962       86,118
    Other (income)
     Expense, Net          (4,722)        4,945      (7,982)        7,215

     Income Before
      Provision for Income
      Taxes and Minority
      Interest              36,976       39,262       76,898       79,285

    Provision for
     Income Taxes           15,285       15,825       32,623       32,375
    Minority Interest in
     Earnings of
     Subsidiaries            1,558          580        2,858        1,056

     Net Income            $20,133      $22,857      $41,417      $45,854

    Net Income Per
     Share - Basic          $ 0.16       $ 0.18       $ 0.32       $ 0.36
    Net Income Per
     Share - Diluted        $ 0.15       $ 0.17       $ 0.32       $ 0.35

    Weighted Average
     Common Shares
     Outstanding - Basic   127,851      128,956      127,748      128,757
    Weighted Average
     Common Shares
     Outstanding - Diluted 130,190      131,036      130,008      130,901

    Operating Income
     before Depreciation
     and Amortization      $99,416     $127,229     $201,592     $250,261


                          Iron Mountain Incorporated
                    Condensed Consolidated Balance Sheets
                            (Amounts in Thousands)
                                 (Unaudited)


                                                  December 31,     June 30,
                                                      2003           2004
    ASSETS
    Current Assets:
     Cash and Cash Equivalents                       $74,683        $40,006
     Accounts Receivable (less allowances of
      $20,922 and $16,082, respectively)             279,800        322,444
     Other Current Assets                            117,100         98,937
      Total Current Assets                           471,583        461,387

    Property, Plant and Equipment:
     Property, Plant and Equipment at Cost         1,950,893      2,071,260
     Less: Accumulated Depreciation                (458,626)      (528,370)
      Property, Plant and Equipment, net           1,492,267      1,542,890

    Other Assets:
     Goodwill, net                                 1,776,279      1,864,946
     Other Non-current Assets, net                   151,970        197,664
      Total Other Assets                           1,928,249      2,062,610

      Total Assets                                $3,892,099     $4,066,887

    LIABILITIES AND SHAREHOLDERS' EQUITY

    Current Liabilities:
     Current Portion of Long-term Debt              $115,781        $18,381
     Other Current Liabilities                       468,964        432,141
      Total Current Liabilities                      584,745        450,522

    Long-term Debt, Net of Current Portion         1,974,147      2,260,473
    Other Long-term Liabilities                      191,308        212,684

    Minority Interests                                75,785         11,940

    Shareholders' Equity                           1,066,114      1,131,268

      Total Liabilities and Shareholders' Equity  $3,892,099     $4,066,887


    APPENDIX A

    Operating Income Before Depreciation and Amortization
    The Company uses Operating Income Before Depreciation and Amortization ("OIBDA"), an integral part of its planning and reporting systems, to evaluate the operating performance of the consolidated business. As such, the Company believes OIBDA provides current and potential investors with relevant and useful information regarding its ability to grow revenues faster than operating expenses. Additionally, the Company uses multiples of current and projected OIBDA in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets. OIBDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP).
    Following is a reconciliation of operating income before depreciation and amortization to operating income and net income (in millions):

                              Three Months Ended          Six Months Ended
                                   June 30,                   June 30,
                              2003          2004         2003          2004

    OIBDA (Operating
     Income Before
     Depreciation and
     Amortization) (1)         $99         $127         $202         $250
    Less: Depreciation
     and Amortization           30           40           61           78

    Operating Income (1)       $69          $87         $141         $172

    Less: Interest Expense,
     net                        37           43           72           86
     Other (Income) Expense,
      net                      (5)            5          (8)            7
     Provision for Income Taxes 15           16           33           32
     Minority Interest           2           --            3            1

    Net Income (1)             $20          $23          $41          $46

    Major Components of Other
     (Income) Expense, net:
     Foreign Exchange
      Effects                $(19)           $5        $(24)           $5
     Debt Extinguishment
      Charges                  $14          $--          $16           $2

    (1) Includes $2 million of losses and $1 million of gains on Disposal / Write-down of Property, Plant and Equipment, net for the quarters ended June 30, 2003 and 2004, respectively and a $1 million gain on Disposal / Write-down of Property, Plant and Equipment, net for the six months ended June 30, 2004.

    Contact:   Stephen P. Golden
               Director of Investor Relations
               (617) 535-4799

SOURCE  Iron Mountain Incorporated
    -0-                             07/29/2004
    /CONTACT: Stephen P. Golden, Director of Investor Relations of Iron Mountain Incorporated, +1-617-535-4799/
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    /Web site:  http://www.ironmountain.com/
    (IRM)

CO:  Iron Mountain Incorporated
ST:  Massachusetts
IN:  CPR
SU:  ERN CCA MAV